Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.2 on Form S-3 to the Registration Statement (No. 333-145759) on Form S-1 of Hughes Telematics, Inc. of our report dated January 7, 2008, relating to our audit of the financial statements of Polaris Acquisition Corp. as of December 31, 2007 and for the period from June 18, 2007 (inception) to December 31, 2007, which is included in the Annual Report on Form 10-K for the year ended December 31, 2008, the February 12, 2009 definitive proxy statement and the March 20, 2009 proxy statement supplement.  We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP
New York, New York
April 13, 2009